Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 August 10, 2011

ZIONS DIRECT AUCTIONS

SIGN IN | REGISTER | CONTACT US

Home » Auction #3599

Auctions
View current auctions

Results Archive
View the results of completed auctions

FDIC-Insured CDs

Municipal Bonds

Corporate Bonds

US Agencies

Stock

Warrants

Issuers

University
Learn more about our auctions

Demos
Learn how to participate!

Think

WEEKLY UPDATE

Sign up to receive a free weekly email containing economic commentary, new-issue alerts, investing news, and much more.

First Name

Last Name

Email

Sign Up!

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 5 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) | Non-callable for one year, then callable at par, or 100%, on interest payment dates thereafter.

Auction Information

Auction Start:	8/3/2011 3:00 PM EDT
Auction End:	8/10/2011 1:30 PM EDT
Last Update:	**8/10/2011 3:52:41 PM EDT**
Auction Status:	**Over**

Bidding Information

Issue Information

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.000%
Maturity Date:	8/1/2016

More...

Buy Today! Information

Bids

Final Market-Clearing Price: 97.000

Final Market-Clearing Yield*: 5.702%

Bidder	Units	Price	Timestamp	Awarded	Amount Due
Bidder 27821	1	100.010	8/10/2011 2:01:36 AM	1 unit	$ 970.00
Bidder 13952	25	100.008	8/9/2011 3:46:50 PM	25 units	$ 24,250.00
Bidder 23907	40	100.008	8/10/2011 1:02:23 PM	40 units	$ 38,800.00
Bidder 28255	1	100.007	8/8/2011 5:53:18 PM	1 unit	$ 970.00
Bidder 14447	8	100.007	8/9/2011 10:51:43 AM	8 units	$ 7,760.00
Bidder 13258	28	99.999	8/3/2011 10:44:32 PM	28 units	$ 27,160.00
Bidder 25296	10	99.998	8/3/2011 3:44:56 PM	10 units	$ 9,700.00
Bidder 21117	54	99.781	8/9/2011 11:17:09 AM	54 units	$ 52,380.00
Bidder 28272	2	99.500	8/10/2011 11:17:22 AM	2 units	$ 1,940.00
Bidder 22070	1	99.133	8/10/2011 1:18:31 PM	1 unit	$ 970.00
Bidder 23427	1	98.918	8/10/2011 1:22:40 PM	1 unit	$ 970.00
Bidder 22542	15	98.850	8/9/2011 2:08:38 PM	15 units	$ 14,550.00
Bidder 18526	5	98.704	8/5/2011 10:14:50 AM	5 units	$ 4,850.00
Bidder 22070	1	98.704	8/10/2011 1:19:01 PM	1 unit	$ 970.00
Bidder 28227	5	98.100	8/5/2011 5:35:05 PM	5 units	$ 4,850.00
Bidder 21477	10	98.100	8/10/2011 1:07:43 PM	10 units	$ 9,700.00
Bidder 25025	25	98.000	8/5/2011 11:35:57 AM	25 units	$ 24,250.00
Bidder 19282	5	98.000	8/9/2011 10:39:40 PM	5 units	$ 4,850.00
Bidder 23436	100	98.000	8/10/2011 12:31:04 PM	100 units	$ 97,000.00
Bidder 28273	11	97.852	8/10/2011 11:38:55 AM	11 units	$ 10,670.00
Bidder 19067	5	97.852	8/10/2011 11:44:01 AM	5 units	$ 4,850.00
Bidder 24530	5	97.800	8/4/2011 1:55:48 PM	5 units	$ 4,850.00
Bidder 24530	5	97.650	8/4/2011 2:00:24 PM	5 units	$ 4,850.00
Bidder 28214	100	97.500	8/10/2011 12:16:27 PM	100 units	$ 97,000.00
Bidder 28276	1	97.219	8/10/2011 12:34:11 PM	1 unit	$ 970.00
Bidder 28277	1	97.219	8/10/2011 12:38:43 PM	1 unit	$ 970.00
Bidder 28278	1	97.219	8/10/2011 12:42:38 PM	1 unit	$ 970.00
Bidder 16612	25	97.125	8/3/2011 10:15:02 PM	25 units	$ 24,250.00
Bidder 18907	5	97.125	8/9/2011 7:25:29 PM	5 units	$ 4,850.00
Bidder 28227	5	97.100	8/9/2011 1:12:50 PM	5 units	$ 4,850.00
Bidder 16791	50	97.009	8/8/2011 3:11:56 PM	50 units	$ 48,500.00
Bidder 19610	10	97.000	8/3/2011 11:59:43 PM	10 units	$ 9,700.00
Bidder 22548	20	97.000	8/4/2011 11:47:47 PM	20 units	$ 19,400.00
Bidder 27796	3	97.000	8/5/2011 10:09:25 AM	3 units	$ 2,910.00
Bidder 28099	5	97.000	8/6/2011 3:52:56 PM	5 units	$ 4,850.00
Bidder 28227	5	97.000	8/9/2011 5:28:50 PM	5 units	$ 4,850.00
					Page 1 of 1
			Auction Totals:	**594 units**	**$ 576,180.00**

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 18787	5	5.00%	8/6/2011 1:19:57 PM	5 units	$ 5,000.00
Bidder 24252	7	5.00%	8/8/2011 10:40:45 AM	7 units	$ 7,000.00
Bidder 28255	10	5.00%	8/8/2011 5:46:45 PM	10 units	$ 10,000.00

Bidder 23086 25 5.00% 8/9/2011 3:49:59 PM 25 units $ 25,000.00

Bidder 27821 1 5.00% 8/9/2011 4:04:44 PM 1 unit $ 1,000.00

Bidder 24174 5 5.00% 8/9/2011 4:16:56 PM 5 units $ 5,000.00

Auction Totals: 53 units $ 53,000.00

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA/SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

Other Products | Contact Us | About Us | Site Map | Privacy Policy | Terms and Conditions

Page 2 Zions Direct Auctions - Results of 2

https://www.auctions.zionsdirect.com/auction/3599/results 8/10/2011